Exhibit 99.5

SWK HOLDINGS CORPORATION

FORM OF NOMINEE HOLDER CERTIFICATION

The undersigned, a broker, custodian bank, trustee, depositary or other nominee holder of rights (the “Rights”) to purchase shares of common stock (“Common Stock”) of SWK Holdings Corporation (“SWK”) pursuant to the Rights Offering described and provided for in the prospectus dated , 2014 (the “Prospectus”), hereby certifies to SWK, Computershare Inc. and Computershare Trust Company, N.A., as subscription agent for the Rights Offering, and to Georgeson Inc., as information agent for the Rights Offering, that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Rights specified below pursuant to the Basic Subscription Right (as defined in the prospectus), and on behalf of beneficial owners of Rights who have subscribed for the purchase of additional shares of Common Stock pursuant to the Over-Subscription Privilege (as defined in the prospectus), listing separately below each such exercised Basic Subscription Right and Over-Subscription Privilege (without identifying any such beneficial owner), and (2) each such beneficial owner’s Basic Subscription Right has been exercised in full:

Number of Shares of Common Stock Owned on the Record Date	Rights Exercised Pursuant to Basic Subscription Rights	Number of Shares Subscribed For Pursuant to Over- Subscription Privilege

1.
2.
3.
4.
5.
6.
7.
8.
9.
10.

Provide the following information, if applicable:

Depository Trust Company (“DTC”) Participant Number:

[PARTICIPANT]

By:
Name:
Title:

DTC Basic Subscription Confirmation Number(s):